Exhibit 21.1

Subsidiaries of the Registrant

Gymboree Manufacturing, Inc., a California corporation.

Gym-Mark, Inc., a California corporation.

Gymboree Retail Stores, Inc., a California corporation.

Gymboree Play Programs, Inc., a California corporation.

Gymboree Operations, Inc., a California corporation.

Gymboree, Inc., a Canadian and Delaware corporation.

Gymboree Island, LLC, a Puerto Rico Limited Liability Company

Gym-Card, LLC, a Virginia Limited Liability Company

Gymboree Industries Ltd., a Republic of Ireland Limited Company, wholly owned by Gymboree Industries

Holdings Ltd. (in voluntary liquidation)

Gymboree Ireland Leasing Ltd. (in voluntary liquidation)

Gymboree U.K. Ltd., a United Kingdom Limited Company (in voluntary liquidation)